Exhibit 99.1

EDDIE BAUER RECEIVES COURT APPROVAL OF “FIRST DAY MOTIONS”

Court Authorizes Payment to Vendors for Post-Petition Goods and Services,

Continued Payment of Employee Wages and Benefits,

and Continuation of Customer Programs Including Honoring Gift Cards

Interim Approval Granted For New $90 Million Debtor-in-Possession Facility

SEATTLE, June 18, 2009 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today announced that the U.S. Bankruptcy Court has granted relief requested by the Company in its “First Day Motions” filed with the Court. The orders issued by the Court ensure that the Company will continue normal operations as it moves forward with its sale process. All of Eddie Bauer’s 371 stores, its catalog operations and its websites (www.eddiebauer.com and www.firstascent.com) are open and serving customers as usual.

On June 17, 2009, as part of its voluntary filing under Chapter 11 of the U.S. Bankruptcy Code, the Company submitted First Day Motions designed to support its domestic and foreign vendors, employees, independent contractors, utilities and customers. Among other things, the Court granted interim or final approval of the Company’s requests to:

•	Pay vendors under normal terms for goods and services provided on or after the petition date of June 17, 2009;

•	Pay its employees in the usual manner and to continue without disruption their primary benefits; and

•	Continue the Company’s customer programs including honoring its gift cards and certificates, returns, its loyalty programs and its credit card program.

The Court also granted interim approval for the Company to access the $90 million it requested of its new $100 million Debtor-in-Possession (DIP) facility from its existing revolving credit lenders, Bank of America, N.A., GE Capital Corporation and CIT Group/Business Credit, Inc. The DIP facility is expected to provide the Company with ample liquidity to meet its ongoing obligations during the sale process. A hearing for final approval of the full DIP facility has been scheduled for July 7, 2009.

Neil Fiske, President and Chief Executive Officer of Eddie Bauer, said, “We are pleased that this process has gotten off to a smooth start with the approval of these important First Day Motions. We look forward to continuing normal business operations and serving our customers as usual, as we continue with this process to put Eddie Bauer in a financially stronger and better position for the future.”

As announced on June 17th, the Company has entered into a “stalking horse” agreement with an affiliate of CCMP Capital Advisors LLC, under which CCMP Capital proposes to buy the Eddie Bauer business, subject to an auction and Bankruptcy Court approval, for $202 million in cash, with working capital and similar adjustments. CCMP Capital, a global private equity firm with significant experience in the retail and consumer sectors, intends to operate the business as a going concern with substantially less debt and plans to keep the majority of stores open and retain the majority of the employees. The Company anticipates completing the sale process in 60 days or less.

The main case number is 09-12099. The case is pending before the Honorable Mary F. Walrath in the U.S. Bankruptcy Court for the District of Delaware.

Additional information on the sale process is available on the Company’s website at http://investors.eddiebauer.com.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. The Company can provide no assurance that events in the future will not negatively impact the Company’s available liquidity, including through debtor-in-possession lender-imposed reserves. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; unwillingness of the Company’s vendors to accept orders or supply goods on acceptable terms; changes in consumer confidence and consumer spending patterns; the Company’s inability to effectuate the proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of its retail and outlet stores, catalogs and website operations; disruptions in the supply of inventory as a result of concerns about the Company’s continued operation; risks associated with legal and regulatory matters; increased levels of merchandise returns or gift card use not estimated by management; disruption in back-end operations; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009 and quarterly report on Form 10-Q for the period ended April 4, 2009. The information contained in this release is as of June 18, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

Eddie Bauer Contacts:
Media:	Investors:
Kekst and Company	Eddie Bauer Holdings, Inc.
Wendi Kopsick or Diana Postemsky	Marv Toland, Chief Financial Officer
(212) 521-4867/4805	(425) 755-6310

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